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                             FORM N-6, ITEM 26(d)
                                    CONTRACTS
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                     American United Life Insurance Company
                              [One American Square
                             Indianapolis, IN 46206]

                         CHILDREN'S TERM INSURANCE RIDER

This rider is a part of the policy to which it is attached. The Policy Date of this rider is the same as the Policy Date of the policy unless otherwise stated on the Rider Specifications Page. The rider's provisions shall control when there is a conflict between this rider and the policy.


Definitions

Insured - As used in this rider, the Insured is the same as the Insured for the policy.

Insured Child - Insured Child means each child, stepchild, or legally adopted child of the Insured who is older than 14 days and is either:

     1. Named in the application and under Age 18 on the date of application for this rider; or

     2. After the date of application, born of the Insured or legally adopted by the Insured before the Insured Child's 18th birthday and upon Proper Notice received at our Home Office.

Benefit

We will pay to the beneficiary the amount of the insurance provided by this rider upon receipt of proof of the death of an Insured Child. Proof will consist of a certified copy of the death certificate, or other lawful evidence providing equivalent information. An Insured Child's death must occur while this rider is in force. The amount of insurance for this rider is shown on the Rider Specifications Page of your policy. The amount of term insurance per unit on each Insured Child is $1,000 ($500 before 6 months of age) with the Expiry Date being on the earlier of:

     1.   The Insured Child's 22nd birthday; or

     2.   The Policy Anniversary nearest the Insured's 65th birthday.

Nonforfeiture Values

Unless this rider is in force as Paid-Up Term Insurance, this rider does not have a Cash Surrender Value. This rider does not have a loan value.

Paid-Up Term Insurance On Death Of Insured

If the Insured dies while this rider is in force, the term insurance on each Insured Child will become fully paid-up. Insurance coverage provided by the paid-up term insurance on each Insured Child expires upon the Insured Child's 22nd birthday. The paid-up term insurance may be surrendered for its Cash Value while an Insured Child is living. The Cash Value will be equal to the net single premium for this insurance on the date of surrender. A Cash Value within 30 days after a Policy Anniversary will not be less than the Cash Value on that Policy Anniversary. Net single premiums are based on

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the Commissioners'  2001 Standard
Ordinary Mortality Table with interest at 4% per year and continuous functions. A table of cash values will be furnished by us upon request.


Beneficiary

A beneficiary for the insurance payable on the death of each Insured Child may be named or changed as provided in the policy. If no beneficiary is specifically named, the beneficiary is the Owner, if living; otherwise the beneficiary is the estate of the Insured Child.

Owner

The Owner of the policy is the Owner of this rider. Upon the Owner's death, each Insured Child will be the Owner of any insurance on his or her own life unless otherwise specified in the policy.

Conversion Option

The term insurance on each Insured Child may be converted on its Expiry Date to a new policy on the same life. The new policy will be issued without evidence of insurability subject to the following conditions:

     1. We must receive a written application for the new policy and receive payment of the first premium during the 90 days immediately preceding the date the term insurance expires.

     2. The new policy will take effect when the insurance provided by this rider expires.

     3. The new policy may be issued for not less than the amount of this rider's insurance expiring on the Insured Child and may be issued with a maximum of five (5) times this rider's insurance on the Insured Child.

     4. Any plan of insurance (except term insurance) offered by us on the Policy Date of the new policy may be selected.

     5. The new policy will be issued at the Insured Child's Attained Age and at the rates in effect on the new policy's Policy Date.

     6. A Credit of Premium for Disability Rider and a Guaranteed Insurability Option Rider may be attached to the new policy without evidence of insurability. A disability benefit in the new policy will apply only if the total disability begins after its Policy Date. The amount of the Guaranteed Insurability Option Rider may not exceed the amount of expiring rider's insurance. The inclusion of any other riders in the new policy will be subject to our consent and satisfactory evidence of insurability for such benefits.

     7. The suicide and contestable periods of the new policy will not start anew but will be measured from the Policy Date of this rider.
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Incontestability

This rider will not be contested as to the insurance provided on the life of any Insured Child named on the application for this rider after it has been in force during the lifetime of that Insured Child for two (2) years from the Policy Date of this rider, except for non-payment of premium or fraud when permitted by applicable law in the state where the policy is delivered or issued for delivery. If a child is added to this rider at a later date, the rider will not be contested as to the insurance provided on the life of that Insured Child after two (2) years from the effective date of coverage.


Suicide

If an Insured Child commits suicide, while sane or insane, within two (2) years from the Policy Date of this rider the amount payable by us under this rider will be limited to the monthly deductions made for this rider. The insurance provided by this rider for that Insured Child will terminate without value when that death occurs.


Cost of Benefit

The cost for this rider is determined monthly and deducted from the Account Value of the policy on each Monthiversary until the rider terminates. The monthly cost for this rider is shown on the Rider Specifications Page of the policy.

Reinstatement

This rider may be reinstated if the policy to which it is attached is reinstated. To reinstate this rider, we require evidence of each Insured Child's insurability that meets our standards. The Incontestability provision will apply for two (2) years from the date the rider is reinstated with regard to statements made in the application for reinstatement.


Termination - This rider will terminate on the earliest of the following dates:

     1.   The Expiry Date of this rider;

     2.   Upon nonpayment of the monthly cost of this rider;

     3. The date the policy is terminated or continued as paid-up or extended term insurance;

     4. The Monthiversary following the date requested in writing by the Owner; or

     5.   Upon the death of the last surviving Insured Child.

            Signed for American United Life Insurance Company(R) by,

                                Thomas M. Zurek
                                    Secretary



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